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                October 5, 2023

       Justin Ferrero
       Chief Financial Officer
       Sharecare, Inc.
       255 East Paces Ferry Road NE, Suite 700
       Atlanta, Georgia 30305

                                                        Re: Sharecare, Inc.
                                                            Form 10-K filed
March 31, 2023
                                                            Response dated
August 7, 2023
                                                            Response dated
September 29, 2023
                                                            File No. 001-39535

       Dear Justin Ferrero:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services